Exhibit 99.1

FOR IMMEDIATE RELEASE

October 15, 2003

Owens & Minor Delivers 7% Increase in Sales and

17% Growth in EPS for Third Quarter 2003

Healthcare supply chain management company also reports strong balance sheet and excellent asset management in the third period

Richmond, VA....(NYSE-OMI) Owens & Minor reported that sales for the third quarter ended September 30, 2003, were $1.06 billion, up 7 percent, or $71.1 million, compared to sales of $992.5 million in the third quarter last year. Earnings per diluted common share (EPS) were $0.34, up 17 percent compared to $0.29 for the prior year quarter. Net income for the third quarter increased 19.5 percent to $12.8 million. These results reflect approximately $1.2 million in unprecedented additional self-insured healthcare costs included in selling, general and administrative expense (SG&A) for the quarter. For purposes of comparison, SG&A for the third quarter of 2002 included a $3.0 million charge resulting from the cancellation of a mainframe computer services contract.

“Our business continues to be strong with growth in top line revenues and bottom line profits,” said G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor. “In a competitive market, with less than one percent inflation in our healthcare sector, our top line growth is particularly gratifying. Asset management and cash flow performance also continue to be shining lights in our overall results. We are relentless in our pursuit of ways to reduce our customers’ costs, using innovative technology, and eliminating redundancy in the supply chain. Good progress is being made.”

Other Third Quarter Results

For the third quarter 2003, operating earnings remained steady at 2.3 percent of net sales, compared to the same period of last year. Gross margin was 10.5 percent of net sales, compared to gross margin of 10.6 percent from the prior year quarter. SG&A was 7.8 percent of net sales, down from 7.9 percent in the prior year quarter. SG&A expenses for the third quarter were adversely affected by teammate healthcare costs, which were significantly higher than the company has historically experienced. These higher costs resulted from an unusually high number of large claims during the period.

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“We continue to show success in growing our sales, with another solid increase this quarter,” said Craig R. Smith, president and chief operating officer of Owens & Minor. “Our third quarter results reflect the acceleration of spending on our new initiatives. Since we now have new leadership in place for these initiatives, we expect that our spending on these programs will continue to build in the fourth quarter. While we are seeing increased competitive pressure in our marketplace, our supply chain management services, such as OMSolutionsSM, CostTrackSM and WISDOMSM are designed to help our customers and, over time, strengthen our operating margins. Overall, we had very strong results this quarter.”

Asset management was very strong in the third quarter, with an improvement in days sales outstanding (DSO) to 27.5 days. Inventory turns for the quarter were 9.7, down slightly from 9.9 in last year’s third quarter. Cash flow from operations for the third quarter was $13.5 million.

During the quarter, Owens & Minor adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Accordingly, distributions on mandatorily redeemable preferred securities are classified as interest expense commencing July 1, 2003. These distributions were previously displayed separately on the income statement.

Year-to-date results

Year-to-date, sales were $3.1 billion, up 7 percent, or $197.3 million, from the prior year. Net income for the nine months ended September 30, 2003 was $39.3 million compared to $33.0 million, a 19 percent increase. Diluted earnings per share for the first nine months of 2003 were $1.06, up 19 percent from $0.89 in the same period in 2002.

Year-to-date, operating earnings were 2.4 percent of net sales, consistent with the corresponding period in 2002, even as the company invested in new strategic initiatives. Gross margin for the first nine months of 2003 was 10.6 percent, consistent with 10.6 percent in the same period last year. SG&A held steady at 7.8 percent, compared to 7.8 percent in the comparable period of 2002. Cash flow from operations year-to-date was a very strong $128.4 million.

Outlook for 2003

The company reaffirms its previous guidance on sales growth, which is expected to be in the 5 to 7 percent range for the year. The company also expects that EPS for the year will be an estimated $1.40, consistent with the company’s year-long expectations. Abnormal healthcare costs in the third and fourth quarters, as well as the planned expense of building the company’s new strategic initiatives, are expected to bring results in at the low end of the company’s previous EPS guidance for the year.

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Recent Highlights

During the third quarter, Owens & Minor was ranked number one in the 2003 InformationWeek 500, a prestigious annual listing of the most innovative users of information technology in the United States. Owens & Minor led all companies in the survey for the second time in three years and was the leader among healthcare companies for the fourth year in a row. Owens & Minor is only the fourth company in the survey’s history to achieve the number one ranking more than once. For 15 years, InformationWeek, a publication of CMP Media LLC, has tracked the IT agendas of the nation’s best-known companies. In all, 27 healthcare and medical companies were named to the InformationWeek 500, including several Owens & Minor supply chain partners.

Also during the third quarter, Owens & Minor successfully converted to equity 99.97% of its outstanding $2.6875 Term Convertible Securities, Series A (Securities) issued by Owens & Minor Trust I, a business trust owned by the Company.

The OMSolutionsSM team has created a new Clinical Management consulting group, which will target the clinical areas of the hospital for OMSolutionsSM services. Owens & Minor has named Dee Donatelli, as OMSolutionsSM vice president, clinical consulting. She is a recognized leader in healthcare, and has more than 20 years of experience as a nurse, materials manager and healthcare consultant. During the third quarter, the OMSolutionsSM team signed several new consulting and outsourcing agreements with hospitals across the country, including a comprehensive, three-year supply chain services consulting project with Baylor University Medical Center.

Investor Day

Owens & Minor will host its annual Investor Day for institutional investors and financial analysts in Richmond, Virginia at its Home Office. The event begins the evening of November 20, 2003, and continues through the day on November 21, 2003. The company intends to webcast a portion of the Investor Day events. Contact Trudi Allcott, Manager, Investor Communications, at 804-935-4291 or truitt.allcott@owens-minor.com to register for the event.

Conference Call Details

Owens & Minor will conduct a conference call on October 16, 2003 at 8:30am Eastern Time to discuss third quarter 2003 results. The phone number for the Owens & Minor conference call is 800-923-4207. The call will also be available by replay for 5 days by calling 800-252-6030, with access code: 13206143. The call will also be available as a webcast for 21 days through www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, success of the company’s strategic initiatives, changes in

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customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., a FORTUNE 500 company headquartered in Richmond, Virginia, is the nation’s leading distributor of national name brand medical and surgical supplies. The company’s distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For more information about Owens & Minor visit the company’s Web site at www.owens-minor.com.

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Contact: Jeff Kaczka, SVP & Chief Financial Officer, 804-965-5896; Dick Bozard, VP & Treasurer, 804-965-2921; or Trudi Allcott, Manager, Investor Communications 804-935-4291

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended September 30,
	2003	% of Sales	2002	% of Sales	% Fav(Unfav)
Net sales	$1,063,509	100.0%	$992,453	100.0%	7.2%
Cost of goods sold	951,767	89.5	887,326	89.4	(7.3)

Gross margin	111,742	10.5	105,127	10.6	6.3
Selling, general and administrative expenses	83,398	7.8	78,384	7.9	(6.4)
Depreciation and amortization	3,868	0.4	3,958	0.4	2.3

Operating earnings	24,476	2.3	22,785	2.3	7.4
Interest expense, net (1)	3,165	0.3	2,698	0.3	(17.3)
Discount on accounts receivable securitization	199	0.0	271	0.0	26.6
Distributions on mandatorily redeemable preferred securities(1)	—	—	1,773	0.2	100.0

Income before income taxes	21,112	2.0	18,043	1.8	17.0
Income tax provision	8,277	0.8	7,306	0.7	(13.3)

Net income	$12,835	1.2%	$10,737	1.1%	19.5%

Net income per basic common share	$0.37		$0.32
Net income per diluted common share	$0.34		$0.29

Weighted average shares - basic	35,128		33,835
Weighted average shares - diluted	39,351		40,667

	Nine Months Ended September 30,
	2003	% of Sales	2002	% of Sales	% Fav(Unfav)
Net sales	$3,135,980	100.0%	$2,938,693	100.0%	6.7%
Cost of goods sold	2,804,735	89.4	2,627,118	89.4	(6.8)

Gross margin	331,245	10.6	311,575	10.6	6.3
Selling, general and administrative expenses	243,370	7.8	229,002	7.8	(6.3)
Depreciation and amortization	11,801	0.4	11,867	0.4	0.6
Restructuring credit	—	—	(185)	(0.0)	n/m

Operating earnings	76,074	2.4	70,891	2.4	7.3
Interest expense, net (1)	7,933	0.3	8,401	0.3	5.6
Discount on accounts receivable securitization	581	0.0	1,648	0.1	64.7
Distributions on mandatorily redeemable preferred securities(1)	2,898	0.1	5,321	0.2	45.5

Income before income taxes	64,662	2.1	55,521	1.9	16.5
Income tax provision	25,348	0.8	22,485	0.8	(12.7)

Net income	$39,314	1.3%	$33,036	1.1%	19.0%

Net income per basic common share	$1.16		$0.98
Net income per diluted common share	$1.06		$0.89

Weighted average shares - basic	34,021		33,783
Weighted average shares - diluted	39,321		40,768

(1)	Effective July 1, 2003, the company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Accordingly, distributions on mandatorily redeemable preferred securities are classified as interest expense commencing July 1, 2003.

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Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$29,438	$3,361
Accounts and notes receivable, net	323,103	354,856
Merchandise inventories	387,356	351,835
Other current assets	23,626	19,701

Total current assets	763,523	729,753
Property and equipment, net	20,453	21,808
Goodwill	198,063	198,139
Other assets, net	54,051	59,777

Total assets	$1,036,090	$1,009,477

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$318,128	$259,597
Accrued payroll and related liabilities	11,940	12,985
Other accrued liabilities	68,424	72,148

Total current liabilities	398,492	344,730
Long-term debt	211,311	240,185
Mandatorily redeemable preferred securities	—	125,150
Other liabilities	26,959	27,975

Total liabilities	636,762	738,040

Shareholders' equity
Common stock	77,897	68,226
Paid-in capital	118,231	30,134
Retained earnings	209,648	179,554
Accumulated other comprehensive loss	(6,448)	(6,477)

Total shareholders' equity	399,328	271,437

Total liabilities and shareholders' equity	$1,036,090	$1,009,477

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Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2003	2002
Operating activities
Net income	$39,314	$33,036
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,801	11,867
Restructuring credit	—	(185)
Provision for LIFO reserve	3,280	3,940
Provision for losses on accounts and notes receivable	1,938	1,908
Changes in operating assets and liabilities:
Accounts and notes receivable, excluding sales of receivables	29,815	(4,664)
Net decrease in receivables sold	—	(70,000)
Merchandise inventories	(38,801)	34,687
Accounts payable	84,681	10,608
Net change in other current assets and current liabilities	(8,111)	2,021
Other liabilities	(1,034)	6,253
Other, net	5,491	3,025

Cash provided by operating activities	128,374	32,496

Investing activities
Additions to property and equipment	(4,273)	(3,525)
Additions to computer software	(8,008)	(3,734)
Other, net	274	6

Cash used for investing activities	(12,007)	(7,253)

Financing activities
Payments to repurchase mandatorily redeemable preferred securities	(20,439)	—
Payments to repurchase common stock	(10,884)	—
Net payments on revolving credit facility	(27,900)	—
Cash dividends paid	(9,220)	(7,842)
Proceeds from exercise of stock options	4,303	1,949
Decrease in drafts payable	(26,150)	(5,000)
Other, net	—	687

Cash used for financing activities	(90,290)	(10,206)

Net increase in cash and cash equivalents	26,077	15,037
Cash and cash equivalents at beginning of period	3,361	953

Cash and cash equivalents at end of period	$29,438	$15,990

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Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	09/30/2003	06/30/2003	03/31/2003	12/31/2002	09/30/2002
Operating results:
Net sales	$1,063,509	$1,054,502	$1,017,969	$1,021,088	$992,453

Gross margin as a percent of net sales	10.5%	10.5%	10.6%	10.6%	10.6%

SG&A expenses as a percent of net sales	7.8%	7.7%	7.7%	7.6%	7.9%

Operating earnings as a percent of net sales	2.3%	2.5%	2.5%	2.6%	2.3%

Net income	$12,835	$13,588	$12,891	$14,231	$10,737

Net income per basic common share	$0.37	$0.41	$0.38	$0.42	$0.32

Net income per diluted common share	$0.34	$0.37	$0.35	$0.38	$0.29

Accounts receivable:
Accounts and notes receivable, net	$323,103	$322,314	$340,590	$354,856	$336,991

Days sales outstanding	27.5	28.0	30.8	32.0	32.1

Inventory:
Merchandise inventories	$387,356	$391,183	$370,782	$351,835	$350,877

Average inventory turnover	9.7	9.9	10.2	10.3	9.9

Financing:
Debt	$211,311	$213,698	$224,076	$240,185	$211,993

Mandatorily redeemable preferred securities	—	$104,378	$104,378	$125,150	$132,000

Stock information:
Cash dividends per common share	$0.09	$0.09	$0.08	$0.08	$0.08

Stock price at quarter-end	$24.10	$22.35	$17.55	$16.42	$14.29